Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        Pamela Schreiber
Investor Relations
Resource America, Inc.
1845 Walnut Street, 10th Floor
Philadelphia, PA 19103
                        (215) 546-5005

Resource America’s LEAF Financial Corporation to
Acquire $430 million Leasing Portfolio from the FDIC

Philadelphia, PA - October 29, 2007 - Resource America, Inc. (NASDAQ:REXI) announces today that its commercial finance subsidiary, LEAF Financial Corporation (“LEAF”), has been selected by the FDIC as the purchaser of the approximately $430 million leasing portfolio of NetBank Business Finance, the equipment leasing division of NetBank, based out of Columbia, South Carolina.  NetBank is currently being operated in receivership by the FDIC.  LEAF will acquire the portfolio on behalf of investment partnerships that it manages at a discount.  Financing for this acquisition will be provided by Morgan Stanley Bank.

LEAF has entered into a definitive agreement with the FDIC to acquire the portfolio and leasing business and expects to close the transaction in early November 2007.  The portfolio will include over 10,000 leases and loans to small businesses throughout the United States.  In addition, LEAF intends to continue the lease origination and management platform in Columbia and to retain what is one of the industry’s most experienced small ticket leasing teams, which will maintain its relationships with of over 200 third party originators.  After this acquisition, LEAF will manage over $1.6 billion of commercial leases and finance assets for its own account, individual and institutional investors.  With this acquisition, LEAF anticipates that it will have the ability to originate over $1 billion of leasing and loan assets next year.

Jonathan Cohen, President and Chief Executive Officer of Resource America, Inc. commented, “Resource America is excited to be taking advantage of the dislocation in the credit markets and lack of liquidity by other players.  Resource is built on being an opportunistic investor and creating value; this investment will allow LEAF to rise to the next level by adding quality assets and people.  The acquisition reflects Resource's recognition that during the current turbulence in financial and credit markets, there are opportunities to obtain high quality assets in distress situations, thus creating excellent value for its own account and for its investors.  LEAF’s scope and scale will allow it to operate more profitably.”

LEAF Financial Corporation is a commercial finance and asset management company headquartered in Philadelphia, PA. LEAF’s business model is to originate small to middle ticket equipment leases and loans in a variety of asset classes through five strategic business units. After origination, LEAF manages the leases for its own account, institutions, and individual investors through investment partnerships and other investment vehicles. LEAF Financial Corporation is a subsidiary of Resource America, Inc. (NASDAQ:REXI).

Resource America is a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate and commercial finance sectors. For more information please visit our website at www.resourceamerica.com or contact Investor Relations at pschreiber@resourceamerica.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Resource America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.